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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES


Sabratek Foreign Sales Corp., a corporation domiciled in the U.S. Virgin
Islands.

CMS Healthcare, Inc., a corporation organized under the laws of the State of Florida.